Exhibit 10.19

AMENDMENT NO. 2 TO
SYNCOR INTERNATIONAL CORPORATION
DEFERRED COMPENSATION PLAN

Pursuant to the authority in Section 5.1 of the Syncor International Corporation Deferred Compensation Plan (the “Plan”), Syncor International Corporation, a Delaware corporation, hereby amends the Plan as follows:

1.	Effective November 1, 2001, Section 3.1(a) is amended by substituting “as soon as administratively feasible, but no longer than sixty (60) days” for “within thirty (30) days” therein.

2.	Effective November 1, 2001, Section 3.1(b) is deleted and the following is substituted in its place:

3.1 (b)

As of the date a Participant commences participation in the Plan, such Participant shall elect a Standard Distribution Option (a “Termination Benefit Election”). The Termination Benefit Election may thereafter be changed only once a year, effective April 1st of the immediately following Plan Year after the date of such election. The Termination Benefit Election shall not be binding unless made in accordance with Section 2.2. If the Termination Date should occur after the election under 2.2 but before April 1 of the immediately following Plan Year, the last valid Termination Benefit Election made will be effective.  Or, if no Termination Benefit Election is otherwise in effect, the Termination Benefit attributable to the Deferred Amounts and Additions thereto shall be payable in a lump sum.

Dated this 1st day of November, 2001.

Syncor International Corporation

By:/s/Sheila H. Coop
Its: Sr. Vice President